Exhibit 10.18

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF LABOR AND INDUSTRY
BUREAU OF WORKERS' COMPENSATION
1171 SOUTH CAMERON STREET, ROOM 324
HARRISBURG, PA 17104-2501

SURETY BOND OF WORKERS' COMPENSAT ION
SELF-INSURER

Effective Date of Bond: July 1, 2000	Penal Sum: $1,000,000.00

Bond Number: 08167816

PRINCIPAL
Names:  LABOR READY NORTHEAST, INC.

SURETY
Name:  FIDELITY AND DEPOSIT COMPANY OF MARYLAND

Address: P.O. Box 1227
              Baltimore, MD 21203-1227

Telephone:  410-539-0800

KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned Principals and the Surety, are held and firmly bound unto the Bureau of Workers' Compensation of the Department of Labor and Industry of the Commonwealth of Pennsylvania (the Bureau), for the use and benefit of each and all employes of the Principal or, if the Principal is a group self insurance fund, of the members of the Principal in the above stated Penal Sum for the payment of which we bind ourselves, our heirs, executors and administrators, successors and assigns, jointly and severally by these presents.

WHEREAS, in accordance with provisions of the Workers' Compensation Act and The Pennsylvania Occupational Disease Act (Acts), the Principal, having made application to the Bureau and having secured approval of the Bureau to be exempted from insuring its liability or to operate as a group self–insurance fund under the Acts (hereinafter referred to as self-insurance), desires to file this bond as one of the conditions imposed upon it by the Bureau for the privilege of self-insurance:

NOW, THEREFORE, the conditions of the obligations under this bond are such that if the Principal shall well and truly discharge promptly all of its obligations under the Acts pursuant to the terms and provisions thereof and of the rules and regulations issued thereunder and the agreement and undertaking executed by the Principal as a self-insurer, then the obligations under this bond shall be null and void; otherwise, the obligations under this bond will remain in full force and effect, subject to the following express conditions:

1.	In the event of default or failure of the Principal to pay compensation under the Acts, including without limitation, payments for wage replacement, burial expenses, medical expenses, or any other payment provided for under the Acts, the surety shall, upon receipt of due demand notice of the Bureau, discharge promptly and pay all or any part of the compensation obligations of the Principal as are in default to the extent of the Penal Sum and shall thereafter assume and pay the compensation liability incurred by the Principal until such time as the Principal is able to resume, to the satisfaction of the Bureau, payments of such compensation as shall become due and payable. In the event of a demand pursuant to this paragraph, compensation payments shall commence within 30 days following the receipt of the demand and shall thereafter be made in the same manner as the Principal would be required under the Acts to make such payments. Such compensation payments made by the surety will be credited against the Penal Sum of this bond. The Surety shall administer or arrange for the administration of all claims and shall be responsible for all administrative and legal costs necessary to discharge its obligation under this bond. Administrative and legal costs incurred by the Surety in discharging its obligations under this bond shall not be charged against the Penal Sum of this bond until those costs exceed 10% of the Penal Sum in force at the time of default. After the administrative and legal costs incurred by the Surety exceed 10% of the Penal Sum in force at the time of default, those costs shall be credited against the Penal Sum of this bond.

2.	Pursuant to section 904 of the Workers' Compensation Act, the Bureau may, at any time, make written demand upon the Surety to pay to the Bureau for deposit into the Self-Insurance Guaranty Fund the entire Penal Sum of the bond that remains unpaid upon the Bureau's determination that the liabilities of the Principal will exceed the security posted by the Principal. Payment of the full amount demanded pursuant to this paragraph shall be received by the Bureau within 30 days following the receipt of such demand by the Surety.

3.	The obligations of this surety bond shall cover and extend to all past, present, existing, and potential liability of the Principal incurred as a self-insurer to the extent of the Penal Sum of the bond without regard to specific injuries or exposures, date or dates of injury or exposure, happenings or events.

4.	This is a continuous bond and shall remain in full force and effect unless terminated in the manner hereinafter provided. If the bond is terminated, the Surety will remain liable under the provisions of this bond for all obligations of the Principal under the Acts which result from injuries or diseases that occur prior to the effective date of the termination. The Surety shall be released from its liability and the liability shall be extinguished if the Principal provides replacement security acceptable to the Bureau under its rules and regulations for payment of the obligations covered by this bond. Under such condition, the Bureau will notify the Surety in writing of its release from its liability under this bond.

5.	The Surety may terminate this bond by giving the Bureau written notice of such intention and when the termination will be effective, which shall not be less than forty-five (45) days following the giving of such notice to the Bureau by registered or certified mail. This bond shall also automatically terminate upon the termination or revocation of the Principal's privilege of self-insurance.

6.	In the event of change in the legal entity, ownership or name of the Principal or Surety, the Principal or Surety shall, within ten (10) days, notify the Bureau and the other party in writing of such change. This bond shall be amended to reflect such change by a rider which shall be attached to the original bond.

7.	The Penal Sum of this bond may be increased or decreased, subject to the written approval of the Bureau, by a rider to be made a part hereof, executed by the Principal and the Surety. In the event that the Penal Sum of this bond is increased or decreased by rider, the Surety shall be liable hereunder to the extent of such increased or decreased amount, as the case may be, with respect to all of the obligations of this surety bond just as if the bond had been originally issued in the increased or decreased amount.

8.	The total of all payments by the Surety for all obligations hereunder shall not exceed, in the aggregate, the Penal Sum set forth herein and in the event of any change of such sum, such aggregate liability shall not exceed the Penal Sum in force at the time of the termination of this bond.

9.	An entity which is an affiliate of the Principal may be added as a Principal under this bond, subject to the written approval of the Bureau, by a rider to be made a part hereof, specifying the effective date of such inclusion, executed by the Surety and the Principal(s). An affiliate may be terminated as a Principal by a rider to made a part hereof, specifying the effective date of such termination. In the event that an affiliate is terminated as a Principal by rider, the Surety shall be liable for any obligations incurred under the Acts by such affiliate as a self-insurer prior to the effective date of such termination unless the Surety is relieved of this liability by the Bureau in writing. The inclusion or termination of a Principal under this bond by rider shall not affect the Penal Sum of the bond unless an increase or decrease rider is specifically executed.

10.	The insolvency, bankruptcy, including a total or partial discharge of the Principal's workers' compensation obligations, or receivership of the Principal, shall not relieve the Surety of its obligations under this bond.

11.	Nothing herein shall be deemed to relieve the Principal of any liability arising under the Acts or under the rules and regulations issued pursuant to the said Acts or the agreement and undertaking.
12.	This bond shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania. Any action with respect to this bond shall be brought in a Pennsylvania court and the parties consent to the Pennsylvania court's personal jurisdiction over them in that action. If any part or provision of this bond shall be declared unenforceable or invalid by a court of competent jurisdiction, such determination in no way shall affect the validity or enforceability of the other parts or provisions of this bond.

IN WITNESS WHEREOF, the Principal and the Surety have caused this bond to be executed and aftested in their names by their duly constituted officers and their official seals affixed to this bond.

SIGNED and seaJed this 17th day of July, 2000 .

ATTEST:

PRINCIPAL: LABOR READY NORTHEAST, INC.

By: /s/ Ronald L. Junck
     Ronald L. Junck, Secretary

(Seal)

Type or Print Name and Title

SURETY:  FIDELITY AND DEPOSIT COMPANY OF MARYLAND

/s/ Deborah L. Poppe
Deborah L. Poppe, Attorney-in-Fact